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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens Savings Bank
2101 North Veterans Parkway
Bloomington, Illinois 61704
Phone:  (309) 661-8700
January 11, 2000


CITIZENS SAVINGS BANK TO SELL EUREKA BRANCH
 TO MORTON COMMUNITY BANK

C. William Landefeld, President and CEO of Citizens First Financial Corp., the holding company for Citizens Savings Bank and Gordon D. Honegger, Chairman of Hometown Independent Bancorp, the holding company for Morton Community Bank, jointly announced today the sale of Citizens' Eureka, Illinois Branch facility to Morton Community Bank.

The office, which has approximately $26 million in deposits and nine employees, was originally acquired by Citizens in 1973, with the acquisition of the former El Paso Building & Loan Association.

Landefeld said the Branch became available for sale when Citizens, through its Strategic Plan, decided to concentrate more of its marketing and business development efforts in the McLean and Livingston County areas and less in the highly competitive Peoria market areas. He felt the location would be a good geographical fit for Morton, as much of their assets are concentrated in the Woodford and Tazewell County market areas.

Details of the transaction were not disclosed. However, Landefeld said the Bank received approximately a ten percent (10%) premium for the deposits of the facility.

Landefeld anticipates no regulatory problems with the sale and that the transaction should be completed some time in the first quarter of 2000.

Citizens First Financial Corp. (C.F.F.C.) is a $300 million asset savings association holding company based in Bloomington, Illinois, with one banking subsidiary located in Central Illinois. C.F.F.C. is a publicly traded company that is traded on the American Stock Exchange under the symbol CBK.

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